      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998



                                                      REGISTRATION NO. 333-49481

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            POOL ENERGY SERVICES CO.
             (Exact Name Of Registrant As Specified In Its Charter)

                    TEXAS                                        76-0263755
       (State Or Other Jurisdiction of                        (I.R.S. employer
        incorporation or organization)                     identification number)
                                                              G. GEOFFREY ARMS
                                                     VICE PRESIDENT AND GENERAL COUNSEL
                                                          POOL ENERGY SERVICES CO.
                                                           10375 RICHMOND AVENUE
            10375 RICHMOND AVENUE                           HOUSTON, TEXAS 77042
             HOUSTON, TEXAS 77042                              (713) 954-3000
                (713) 954-3000                    (Name, address, including zip code, and
      (Address, including zip code, and                          telephone
       telephone number, including area          number, including area code, of agent for
             code, of registrant)                                 service)

                                    Copy to:
                                 DAVID N. BROWN
                              COVINGTON & BURLING
                         1201 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20004
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 20, 1998

                                 769,231 SHARES

                            POOL ENERGY SERVICES CO.

                                  COMMON STOCK


     This Prospectus relates to the offering from time to time by certain stockholders of the Company identified under "Selling Stockholders" (collectively, the "Selling Stockholders") of up to an aggregate of 769,231 shares of common stock, no par value ("Common Stock"), of Pool Energy Services Co., a Texas corporation (the "Company"). The shares of Common Stock offered hereby (the "Offered Securities") were privately issued by the Company in connection with the acquisition of all the outstanding capital stock of Sea Mar, Inc. ("Sea Mar"), which occurred on March 31, 1998 (the "Sea Mar Acquisition"). The purchase price for Sea Mar consisted of approximately $75.9 million in cash (including an estimated $14.7 million in post-closing adjustments) and 1,538,462 shares of Common Stock. Pursuant to a certain Stock Purchase Agreement among the Company, Pool Company, Sea Mar, Inc. and the former shareholders of Sea Mar, dated as of February 10, 1998 (the "Sea Mar Stock Purchase Agreement") the Company agreed to register 769,231 of the 1,538,462 shares of Common Stock issued to the Selling Stockholders in the Sea Mar Acquisition. See "Selling Stockholders" and "Plan of Distribution" for information relating to the Selling Stockholders and this offering.


     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Offered Securities. The Offered Securities may be sold from time to time pursuant to this Prospectus by the Selling Stockholders. The Offered Securities may be sold by the Selling Stockholders in ordinary brokerage transactions, in negotiated transactions, or through a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing prices or at negotiated prices. See "Plan of Distribution." The Offered Securities may be sold from time to time in transactions on the Nasdaq National Market of The Nasdaq Stock Market (the "Nasdaq Market") at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers or dealers through whom the sales of the Offered Securities may be made may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions or discounts and other compensation in connection with any such sale by the brokers or dealers may be regarded as underwriters' compensation. The Company will not receive any part of the proceeds of the sales from the offering by the Selling Stockholders. See "Plan of Distribution."

     All expenses of registration incurred in connection with this offering are being borne by the Company, except that discounts and commissions incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Plan of Distribution." None of the Offered Securities have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.


     The Common Stock of the Company is traded on the Nasdaq Market under the symbol "PESC." On May 18, 1998, the last reported price of the Common Stock on the Nasdaq Market was $21 7/16 per share. The Offered Securities sold pursuant to this Prospectus are listed on the Nasdaq Market.

                             ---------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Company is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a Website (http://www.sec.gov) on the Internet that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. In addition, documents filed by the Company can be inspected at the offices of the Nasdaq Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission, a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits thereto, which may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph, for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-18437), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

          (a) Annual Report on Form 10-K for the year ended December 31, 1997;


          (b) Current Report on Form 8-K filed with the Commission on March 11, 1998;



          (c) Current Report on Form 8-K filed with the Commission on April 6, 1998;



          (d) the description of the Common Stock appearing in the Company's Registration Statement on Form 8-A dated April 9, 1990, as amended, and filed with the Commission under the Exchange Act; and



          (e) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.


     All documents filed by the Company with the Commission pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby (by the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents that have been incorporated herein by reference (not including exhibits to the documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the documents this Prospectus incorporates). Requests should be directed to Pool Energy Services Co., 10375 Richmond Avenue, Houston, Texas 77042, attention: Mr. David Oatman (telephone number: (713) 954-3316).

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

     The statements included in this Prospectus regarding future financial performance and results of operations and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures or other aspects of operating results. Statements to the effect that the Company or management "anticipates," "believes," "estimates," "expects," "predicts," or "projects" a particular result or course of events, or that such result or course of events "should" occur, and similar expressions, are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to uncertainties relating to industry and market conditions, prices of crude oil and natural gas, foreign exchange and currency fluctuations, political instability in foreign jurisdictions, the ability of the Company to integrate newly acquired operations and other factors discussed in this Prospectus and in the Company's filings with the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those stated. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY


     Pool Energy Services Co. is a leading worldwide provider of well-servicing, workover, drilling and related services for both land and offshore markets to a diverse group of multi-national, foreign national and independent oil and natural gas producers. The Company performs the ongoing maintenance and major overhauls necessary to optimize the level of production from existing oil and natural gas wells and provides certain ancillary services during the drilling and completion of new oil and natural gas wells. The Company also provides contract drilling services in Alaska, the Gulf of Mexico, certain international locations and on occasion in the lower forty-eight states. Typically, the Company provides a well-servicing, workover or drilling rig, the crew to operate the rig and such other specialized equipment as may be needed to meet a customer's requirements. The Company also owns and operates a fleet of offshore support vessels.


     As of March 31, 1998, the Company's worldwide rig fleet included 791 land well-servicing/workover rigs, 27 land drilling rigs and 27 offshore rigs (15 platform workover rigs, five platform drilling rigs and seven jack-up rigs). The Company also owns or leases and operates 370 fluid hauling trucks, 1,060 fluid storage tanks, 14 salt water disposal wells and other auxiliary equipment used in its domestic operations. As a result of the Sea Mar Acquisition, the Company also now operates a fleet of 23 support vessels.


     The Company operates both domestically and internationally. In the United States, the Company operates in several oil and natural gas producing states, with specific concentration onshore in Texas, California, Oklahoma, New Mexico, North Dakota, Montana, Utah and Alaska, and offshore in the Gulf of Mexico, offshore California and in the Cook Inlet of Alaska. Revenues from domestic operations represented approximately 85% of the Company's pro forma 1997 revenues. International markets where the Company has an established presence include land operations in Argentina, Ecuador, Guatemala, Oman, Pakistan and Saudi Arabia and offshore operations in Australia, Malaysia and Saudi Arabia. Revenues from international operations represented approximately 15% of the Company's pro forma 1997 revenues.

     The Company is a Texas corporation with its principal offices located at 10375 Richmond Avenue, Houston, Texas 77042. Its telephone number is (713) 954-3000.

                              RECENT DEVELOPMENTS

SEA MAR ACQUISITION


     The Company agreed, on February 10, 1998, to acquire all of the outstanding capital stock of Sea Mar pursuant to the Sea Mar Stock Purchase Agreement. On March 31, 1998, the Company acquired Sea Mar for approximately $75.9 million in cash (including an estimated $14.7 million in post-closing adjustments) and 1,538,462 shares of Common Stock. In addition, the Company agreed to pay additional cash consideration contingent upon Sea Mar exceeding certain financial targets for the fiscal years ending December 31, 1998 and 1999, up to a maximum of $10 million in each year. The Company also repaid Sea Mar's existing debt of $15.7 million. The Sea Mar Acquisition was accounted for under the purchase method of accounting.



     Of the 1,538,462 shares of Common Stock issued in connection with the Sea Mar Acquisition, a total of 769,231 shares were delivered directly to the Selling Stockholders following the closing of the Sea Mar Acquisition. Upon the Registration Statement becoming effective, these shares will be eligible to be resold in the public markets. The remaining 769,231 shares are held in escrow to secure potential claims by the Company for indemnification under the Sea Mar Stock Purchase Agreement. The shares held in escrow or the proceeds from the sale thereof must be held in escrow until March 31, 2000. Under the terms of the Escrow Agreement such shares may not be sold until March 31, 1999.



     Sea Mar operates offshore support vessels in the Gulf of Mexico. Sea Mar's services include the marine transportation of drilling materials, supplies and crews for offshore rig operations and support for other offshore facilities. Sea Mar also provides offshore logistical support to drilling and workover operations, pipelaying and other construction, production platforms and geophysical operations. Sea Mar's existing fleet consists of 23 support vessels, including one anchor handling/tug supply vessel, 13 supply vessels, seven mini-supply vessels and two research vessels. In addition, during 1997 a contract was entered into with a marine shipbuilder for the construction of ten additional vessels at an aggregate cost of $77.6 million, net of deposits. These new vessels are scheduled to be delivered in 1998, 1999 and 2000.


NOTE OFFERING


     Initially, the Company considered funding the Sea Mar Acquisition through a private placement of the Company's debt securities or through borrowings under the Company's existing syndicated bank revolving credit agreement (the "Credit Agreement"). In contemplation of the latter possibility and in view of the Company's increased capital requirements following the Sea Mar Acquisition, the Credit Agreement was amended to increase the maximum availability thereunder from $130 million to $180 million. On March 31, 1998, the Company completed a private placement of $150,000,000 aggregate principal amount of its 8 5/8% Senior Subordinated Notes due 2008 (the "Notes") pursuant to a purchase agreement, dated March 26, 1998 by and among SBC Warburg Dillon Read Inc., Morgan Stanley & Co., Incorporated, and Johnson Rice & Company L.L.C. (the "Initial Purchasers"), and the Company and the guarantors named therein (the "Note Offering"). The net proceeds of the Note Offering were used to effect the Sea Mar Acquisition, to repay outstanding debt of Sea Mar and to reduce the outstanding balance under the Credit Agreement. The Notes were issued pursuant to an Indenture dated March 31, 1998, by and among the Company, the guarantors named therein and Marine Midland Bank as Trustee (the "Indenture").


                                  RISK FACTORS

     In addition to considerations bearing on their individual situations, the information set forth elsewhere in this Prospectus and the documents incorporated by reference herein, prospective purchasers of the Offered Securities should carefully consider the risk factors set forth below in evaluating an investment in the Offered Securities:

SUBSTANTIAL LEVERAGE


     As a result of the Sea Mar Acquisition and the Note Offering, the Company has substantial leverage. At March 31, 1998, after giving effect to the Sea Mar Acquisition, the Note Offering, and the application of net proceeds therefrom, the total debt of the Company was $170 million and its stockholders' equity was $276 million. Subject to the restrictions in the Indenture and the Credit Agreement, the Company may incur additional indebtedness from time to time to provide working capital, to finance acquisitions or capital expenditures and for other corporate purposes. The level of the Company's indebtedness may affect owners of the Offered Securities in a number of ways including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes, (ii) the Company's ability to obtain additional debt financing in the future for working capital, acquisitions or capital expenditures may be limited, (iii) certain of the Company's indebtedness contains financial and other restrictive covenants which, if breached, could result in an event of default under such indebtedness, (iv) the Company's borrowings under the Credit Agreement are and will continue to be at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates and (v) the Company's level of indebtedness could limit its flexibility in planning for and reacting to, and make it more vulnerable to, competitive pressures and changes in industry and economic conditions generally.


     The Company's ability to pay interest and principal on the Notes and to satisfy its other debt obligations will depend upon its future operating performance. Future operating performance will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond the Company's control. Based on the current level of operations and anticipated future growth, the Company believes that its operating cash flow, together with borrowings under the Credit Agreement, will be sufficient to meet its operating expenses and its capital debt service requirements. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels or that anticipated future growth can be achieved. If the Company is unable to generate sufficient cash flow to service its indebtedness and fund its capital or other expenditures, it will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures, selling assets or refinancing of its indebtedness (including the Notes), or seeking additional equity or debt capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, particularly in view of the Company's substantial leverage following the Sea Mar Acquisition and the Note Offering.

RESTRICTIVE COVENANTS


     The terms of the Credit Agreement, the Indenture and the other agreements governing the Company's indebtedness impose operating and financing restrictions on the Company. Such restrictions affect, and in many respects limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends or repurchase stock or make other distributions, create liens, make certain investments, sell assets, or enter into mergers or consolidations. The Credit Agreement requires the Company to comply with certain financial ratios and tests under which the Company is required to maintain a minimum net worth, a minimum interest coverage ratio, a minimum fixed charge coverage ratio, a maximum leverage ratio and a maximum debt-to-equity ratio. During the past year, the Company has been in compliance with each of these covenants and has not been at risk of not being in compliance. The restrictions imposed by the Credit Agreement could limit the ability of the Company to plan for or react to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that would be in the interest of the Company. Moreover, any default under the documents governing the indebtedness of the Company could have a significant adverse effect on the market value of the Offered Securities.


VOLATILITY OF OIL AND NATURAL GAS MARKET

     Demand for the Company's services depends on conditions in the worldwide oil and natural gas industry, particularly on the level of development, production and exploration activity of, and the corresponding spending by, oil and natural gas companies. Such activity and expenditure levels are directly impacted by trends in oil and natural gas prices, expectations about future prices, governmental regulations, global weather conditions (including the effects of El Nino), worldwide political, military and economic conditions, including the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level of production by non-OPEC countries, the policies of various governments regarding the exploration and development of their oil and natural gas reserves and the level of demand for oil and natural gas in various countries and geographic regions. These factors have contributed to, and are likely to continue to contribute to, oil and natural gas price volatility. A substantial amount of the Company's operations are in United States markets where, despite occasional upturns, the demand for the Company's well-servicing, workover and production services has at times been adversely affected by periods of weakness in oil and natural gas prices during the past decade. Since October 1997, the average prices of oil and natural gas have declined. Prolonged low oil or natural gas prices would likely depress activity by producers and reduce the demand for the Company's services. In addition, redeployment or reactivation of equipment or new construction of equipment could adversely affect the Company's rates and utilization levels, even in an environment of stronger oil and natural gas prices and increased activity by producers.

INTERNATIONAL RISKS

     The Company's foreign operations are subject to various risks associated with doing business in foreign countries, such as the possibility of armed conflict and civil disturbance, political instability, the instability of foreign economies, currency fluctuations and devaluations, adverse tax policies and governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights or the expropriation of property. Additionally, the ability of the Company to compete overseas may be adversely affected by foreign governmental regulations that encourage or mandate the hiring of local contractors, or by regulations that require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

     The Company is subject to taxation in many jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. Foreign income tax returns of foreign subsidiaries, unconsolidated affiliates and related entities are routinely examined by foreign tax authorities and such examinations may result in assessments of additional taxes and/or penalties.


RISKS OF FAILURE TO IDENTIFY OR SUCCESSFULLY INTEGRATE FUTURE ACQUISITION
TARGETS


     A significant portion of the Company's growth has resulted from the acquisition of other oilfield services businesses and assets. There can be no assurance, however, that the Company will be able to continue to identify attractive acquisition opportunities at reasonable prices, negotiate acceptable acquisition terms, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. In addition, there can be no assurance that the Company will successfully integrate the operations and assets of any acquired business with its own or that the Company's management will be able to manage effectively the increased size of the Company or operate a new service line. Any inability on the part of the Company to integrate and manage acquired businesses could have a material adverse effect on the Company's results of operations and financial condition. As indicated above under "Substantial Leverage," the ability of the Company to pursue acquisition opportunities may be affected by limitations on its financing flexibility imposed by the Credit Agreement and the Indenture. Moreover, there can be no assurance that the competition for acquisition opportunities in the industry will not escalate, thereby increasing the cost to the Company of making further acquisitions or causing the Company to refrain from making acquisitions. Acquisitions may result in increased depreciation and amortization expense, increased interest expense, increased financial leverage or decreased operating income, any of which could have a material adverse effect on the Company's operating results.

THE SEA MAR ACQUISITION

     The Sea Mar Acquisition poses a number of risks that could adversely affect the Company's operating results. In addition to the risks described under other captions in "Risk Factors," these risks include:

  Seasonality

     The Company may be affected by seasonal risks with respect to Sea Mar's operations. Utilization rates for support vessels typically have reached their lowest levels in the first quarter, when offshore marine activity generally declines as oil and gas companies defer discretionary activity until more favorable weather conditions are likely. Accordingly, the results of any one quarter are not necessarily indicative of annual results or continuing trends.

  Age of Fleet


     As of March 31, 1998, the average age of Sea Mar's vessels (based on the date of construction) was approximately 17.4 years. The industry expectation is that normally after a vessel has been in service in excess of 30 years, repair, vessel certification and maintenance costs may become no longer economically justifiable. There can be no assurance that Sea Mar will be able to maintain its fleet by extending the economic life of existing vessels through major refurbishment or by acquiring new or used vessels.


  Risks of New Construction, Upgrade and Refurbishment Projects

     The Company intends to make significant expenditures to construct new vessels and to construct, upgrade and refurbish, supply vessels and related equipment. These projects are subject to cost overruns inherent in large construction and refurbishment projects, including shipyard availability, shortages of materials or skilled labor, unforeseen engineering problems, work stoppages, weather interruptions, unanticipated cost increases, nonavailability of necessary equipment and inability to obtain any of the requisite permits or approvals. Significant delays could also have a material adverse effect on the Company's marketing plans for such vessels. In addition, there is no assurance as to the rates new vessels will earn when placed in service. Although Sea Mar has entered into term contracts for four of the ten new vessels that it has under construction,these contracts are subject to a pending legal dispute.

  Dependence on Key Personnel

     Sea Mar's operations will be dependent in large part on the continued employment of Mr. Al A. Gonsoulin as Sea Mar's Vice President and General Manager. Mr. Gonsoulin was formerly the President and Chief Executive Officer of Sea Mar and, in connection with the Sea Mar Acquisition, entered into a three-year employment contract with the Company. The loss of Mr. Gonsoulin before the end of this three-year period could adversely affect Sea Mar's operations.

  Additional Risks

     The Sea Mar Acquisition also involved the assumption of potential liabilities, disclosed or undisclosed, associated with the Sea Mar business. In addition, there is the risk that the Sea Mar operations will not be able to be successfully integrated into the Company. There can be no assurance that such operations will ultimately have a positive impact on the Company, its financial condition or results of operations.

COMPETITION

     Although the number of available rigs has substantially decreased over the past ten years, the well-servicing, workover and drilling industry remains very competitive. The number of rigs available for contracts continues to exceed demand, resulting in keen price competition. Many contracts are awarded on a bid basis, which further increases competition based on price. In all of the Company's market areas, competitive factors also include the availability and condition of equipment to meet both special and general customer needs; the availability of trained personnel possessing the required specialized skills; the overall quality of service and safety record; and domestically, the ability to offer ancillary services such as fluid hauling, fluid storage tank rental and salt water disposal.

     In addition, the Company will face significant competition with respect to the operations of Sea Mar. The marine support services industry is highly competitive. Competitive factors in the marine support services industry include
(i) price, (ii) service, including the reputation of vessel operators and crews,
(iii) availability of vessels of the types and sizes needed by the customer and
(iv) quality of vessels and related equipment.

OPERATING RISKS AND INSURANCE

     The Company's operations involve workers conducting activities with and around machinery and equipment in close proximity to highly flammable oil and natural gas, and are subject to hazards inherent in the oil and natural gas industry, including, without limitation, blowouts, fires, explosions and other casualties. Incidents involving such hazards can cause personal injury or loss of life, damage to or destruction of property, including equipment, oil and natural gas production and producing formations and to the environment, and suspension of operations. The frequency and severity of such incidents affect the Company's operating costs and its relationship with customers, employees and regulators, and any significant increase in the frequency or severity of such incidents, or the general level of compensation awards with respect thereto, could affect the Company's ability to obtain insurance and could have a material adverse effect on the Company. Although the Company has generally been able to obtain insurance on terms it considers to be reasonable, there can be no assurance that insurance will continue to be available on reasonable terms.

     The Company maintains insurance coverage of types and amounts that it believes to be customary in the industry. The Company also endeavors to negotiate contractual indemnification provisions in its contracts with customers to cover risks which are customarily retained by the customer. It is possible, however, that significant liabilities could arise that would not be covered, and for which the applicable contract between the Company and its customer would not provide indemnity protection to the Company for the particular loss involved. Additionally, it is possible that liabilities could arise that would exceed applicable policy limits. Liabilities for which the Company is not insured, or which exceed the policy limits of applicable insurance, and for which the Company is not otherwise contractually protected through indemnification by customers, could have a material adverse effect on the Company.

     The Company is also subject to operating and insurance risks with respect to the operations of Sea Mar. Marine support vessels are subject to operating risks such as catastrophic marine disasters, adverse weather conditions, mechanical failure, collisions, oil and hazardous substance spills and navigation errors. The occurrence of any of these events may result in damages to or loss of Sea Mar's vessels and such vessels' tow or cargo or other property and injury to passengers and personnel. Such occurrences may also result in a significant increase in operating costs or liability to third parties. Sea Mar maintains insurance coverage against certain of these risks, which management considers to be customary in the industry. There can be no assurance, however, that Sea Mar's existing insurance coverage can be renewed at commercially reasonable rates or that such coverage will be adequate to cover future claims that may arise.

POSSIBLE IMPACT OF ENVIRONMENTAL REGULATION AND CLAIMS AND
OTHER GOVERNMENTAL REGULATIONS

     The Company's well-servicing, workover and production services operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. The Company's operations and facilities are subject to numerous state and federal environmental laws, rules and regulations including, without limitation, laws concerning the containment and disposal of hazardous substances, oil field waste and other waste materials, the use of underground storage tanks and the use of underground injection wells. Sea Mar's operations, like the Company's other operations, also are subject to federal, state and local laws and regulations which control the discharge of pollutants into the environment and which otherwise relate to environmental protection. Sea Mar and the Company are also subject to other laws that regulate the activities of offshore service vessels, require vessel owners and operators to demonstrate financial and operational responsibility and provide for certain limitations on the liability of vessel owners and operators. Failure to comply with these laws, rules and regulations may result in civil and even criminal actions against the Company.

     Laws protecting the environment generally have become more stringent than in the past and are expected to continue to do so. Environmental laws and regulations typically impose "strict liability," which means that in some situations the Company could be exposed to liability for cleanup costs and other damages as a result of conduct of the Company that was lawful at the time it occurred or conduct of, or conditions caused by, prior operators or other third parties. Cleanup costs, natural resource damages and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations, could be substantial and could have a material adverse effect on the Company's financial condition. From time to time, claims have been made and litigation has been brought against the Company under such laws.

     Changes in federal and state environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on the Company. For example, legislation has been proposed from time to time in Congress which would reclassify oil and natural gas production wastes as "hazardous wastes." If enacted, such legislation could dramatically increase operating costs for domestic oil and natural gas companies, and this could reduce the market for the Company's services by making many wells and/or oilfields uneconomical to operate. To date, such legislation has not made significant progress toward enactment.

     With respect to Sea Mar's operations, the Company is affected by additional government regulations. Under the Merchant Marine Act of 1920, as amended, if persons other than U.S. citizens own in the aggregate in excess of 25% of the Company's outstanding stock, Sea Mar's U.S. flagged vessels would lose the privilege of engaging in the transportation of merchandise in the U.S. coastwise trade. In addition, Sea Mar's operations are materially affected by federal, state and local regulation, as well as certain international conventions and private industry organizations. These regulations govern worker health and safety and the manning, construction and operation of vessels. Private industry organizations establish safety criteria and are authorized to investigate vessel accidents and recommend approved safety standards. The failure to comply with the requirements of any of these laws or the rules or regulations of these agencies and organizations could have a material adverse effect on Sea Mar's operations.

                              SELLING STOCKHOLDERS

     This Prospectus is to be used in connection with the sale by the Selling Stockholders of a total of up to 769,231 shares of Common Stock which constitute the "Offered Securities". The Offered Securities to be sold by the Selling Stockholders were issued to the Selling Stockholders prior to the date of this Prospectus pursuant to the Sea Mar Stock Purchase Agreement. The Offered Securities were issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D thereunder.


     The following table sets forth the name of each Selling Stockholder and (i) the number of shares of Common Stock owned by the Selling Stockholder as of the effective date of the Registration Statement of which this Prospectus forms a part, (ii) the maximum number of shares of Common Stock which may be offered for the account of the Selling Stockholders under this Prospectus, and (iii) the amount and percentage of Common Stock to be owned by the Selling Stockholders after completion of this offering assuming the sale of all the Common Stock which may be offered hereunder. The Selling Stockholders reserve the right to reduce the number of shares of Common Stock offered for sale or to otherwise decline to sell any or all of the Offered Securities registered hereunder. Each of the Selling Stockholders named below was formerly a stockholder of Sea Mar and acquired the Offered Securities as a result of the Sea Mar Acquisition. Prior to the Sea Mar Acquisition, none of the Selling Stockholders had any position, office or other material relationship with the Company or any of its predecessors within the last three years. Since March 31, 1998 (the date of the Sea Mar Acquisition), one of the Selling Stockholders, Al. A Gonsoulin has been employed as the Vice-President and General Manager of Sea Mar. Prior to that date he was President and Chief Executive Officer of Sea Mar. Gonsoulin Enterprises, Inc. is controlled by Al A. Gonsoulin and he and members of his family are its principal shareholders. At March 31, 1998, Al A. Gonsoulin owned approximately 5.1% of the shares of Common Stock then outstanding and Gonsoulin Enterprises, Inc. owned approximately 2.2% of the shares of Common Stock then outstanding. Except as otherwise set forth below, none of the Selling Stockholders owns any shares of Common Stock other than the Common Stock covered by this Prospectus as set forth opposite each such Selling Stockholder's name.

                                                                               COMMON STOCK OWNED
                                                      MAXIMUM NUMBER           AFTER THE OFFERING
                                  NUMBER OF SHARES    OF SHARES WHICH    ------------------------------
                                   OWNED PRIOR TO       MAY BE SOLD      NUMBER OF     PERCENTAGE OF
      SELLING STOCKHOLDERS            OFFERING           HEREUNDER        SHARES     SHARES OUTSTANDING
      --------------------        ----------------   -----------------   ---------   ------------------
Al A. Gonsoulin.................     1,076,924            538,462         538,462           2.6
Gonsoulin Enterprises, Inc......       461,539            230,769         230,769           1.1
     Total......................     1,538,462            769,231         769,231           3.7

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Offered Securities by the Selling Stockholders.

                              PLAN OF DISTRIBUTION

     The Offered Securities were issued to the Selling Stockholders in connection with the Sea Mar Acquisition. In accordance with the Sea Mar Stock Purchase Agreement, subject to certain limitations, the Company agreed to register the Offered Securities for resale under the Securities Act at the Company's expense. The Company must keep the Registration Statement, of which this Prospectus is a part, effective at least until the first to occur of (i) the sale of all the Offered Securities pursuant to such Registration Statement or (ii) 12 months following the closing of the Sea Mar Acquisition (the "Closing").

     The Common Stock is presently listed for trading on the Nasdaq Market. The sale of the Offered Securities is not being underwritten. The Offered Securities may be sold from time to time by the Selling Stockholders on the Nasdaq Market, at market prices then prevailing. The Offered Securities may also be sold by the Selling Stockholders in (a) ordinary brokerage transactions and in transactions in which brokers solicit purchasers, (b) sales to a broker or dealer as a principal and resales by such broker or dealer for its own account pursuant to this Prospectus or (c) in a combination of such methods of sale, at market prices and other terms prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sales of Offered Securities, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, the broker-dealers may engage in short sales of shares of Common Stock registered hereunder in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of Common Stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus.

     Brokers, dealers and agents who participate in the sale of Offered Securities may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Offered Securities for whom they may act as agent. The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Offered Securities might be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such Offered Securities and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Pursuant to the provisions of the Sea Mar Stock Purchase Agreement, the Selling Stockholders have agreed to pay their costs and expenses of selling the Offered Securities, including commissions and discounts of underwriters, brokers, dealers or agents, and the Company has agreed to pay the costs and expenses incident to the registration and the qualification of the Offered Securities, including registration and filing fees. In addition, pursuant the Sea Mar Stock Purchase Agreement, the Company and the Selling Stockholders have agreed to indemnify each other for certain liabilities arising from violations of the securities laws in connection with the registration and sale of the Offered Securities.

     The Company will inform the Selling Stockholders that the anti-manipulation rules under Regulation M under the Securities and Exchange Act of 1934 may apply to their sales in the market and will furnish the Selling Stockholders upon request of a copy of these Rules. The Company will also inform the Selling Stockholders of the need for delivery of copies of this Prospectus in connection with the sale of any of the Offered Securities registered hereunder.

                          DESCRIPTION OF CAPITAL STOCK


     As of March 31, 1998 the authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock, no par value, of which, 21,030,293 shares were issued and outstanding, 1,664,654 shares were reserved for issuance under the Company's stock option and stock incentive plans and 6,430,235 shares were reserved for issuance upon exercise of rights pursuant to the Shareholder's Rights Plan and (ii) 1,000 shares of Preferred Stock, no par value, none of which is outstanding as of the date of this Prospectus. All of the outstanding shares of Common Stock including the Offered Securities are duly and validly issued, fully paid and nonassessable. The description below is a summary of and is qualified in its entirety by the provisions of the Company's Articles of Incorporation, as amended, a copy of which was filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1996.


COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters on which shareholders are entitled or permitted to vote, including the election of directors. Directors are elected by a plurality of the votes cast. Except for extraordinary measures, all other matters may be decided by the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Each holder of Common Stock is entitled to participate ratably in any distribution of assets to shareholders in the event of liquidation, dissolution or winding up of the Company, subject in all cases to any prior rights of outstanding shares, if any, of Preferred Stock.

     Holders of Common Stock do not have any cumulative voting, redemptive or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of shares or securities of the Company. Holders of Common Stock also have no fixed dividend rights. Dividends may be declared by the Board of Directors at its discretion depending upon the earnings, capital requirements, financial condition of the Company and other relevant factors. However, the Indenture and the Credit Agreement contain certain restrictions on the payment of dividends by the Company.

PREFERRED STOCK

     The Preferred Stock has preference equal to its stated value of $1.00 per share over the Common Stock as to the distribution of assets on liquidation, dissolution or winding up of the affairs of the Company. The Preferred Stock does not have dividend rights and, except to the extent described below or provided by Texas law, does not have voting rights. Holders of a majority of the Preferred Stock must approve any amendment to the Articles of Incorporation of the Company that would (i) authorize or create, or increase the authorized amount of, any class of stock which is entitled to voting rights inconsistent with any outstanding Preferred Stock, (ii) increase the authorized number of shares of Preferred Stock, (iii) change any of the rights and preferences of any outstanding Preferred Stock or (iv) materially alter any other provisions of any outstanding Preferred Stock or the Common Stock. No shares of Preferred Stock are currently outstanding.

LIMITATION ON LIABILITY OF DIRECTORS

     The Company's Articles of Incorporation limit the personal liability of directors to the fullest extent permitted by Texas law. Specifically, a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability: (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) for a transaction from which the director derived an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of the director is expressly provided by an applicable statute, such as a corporation's unlawful stock repurchase or payment of a dividend. This provision is intended to afford directors additional protection from, and limit their potential liability for, suits alleging a breach of the duty of care by a director. The Company believes that this provision will assist in its securing and retaining the services of directors who are not employees of the Company. As a result of the inclusion of this provision, shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have an effective remedy against the challenged conduct.

PROVISIONS HAVING ANTI-TAKEOVER EFFECT

     Provisions contained in the Company's Articles of Incorporation and Bylaws that may be deemed, whether or not intended for that purpose, to be anti-takeover in nature are (i) a provision in the Company's Articles of Incorporation prohibiting cumulative voting for the election of directors; (ii) a provision in the Company's Bylaws providing for the existence of a classified Board of Directors divided into three classes, with the members of each class serving for staggered periods of three years; (iii) a provision in the Articles of Incorporation reserving to the directors the power to amend the Bylaws of the Company and a Bylaw provision requiring a two-thirds vote of the Board to authorize certain such amendments; and (iv) provisions in the Company's Bylaws providing that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the shares entitled to vote with respect to the election of directors. Additionally, the Company has an existing shareholder rights plan providing special rights for the acquisition of Common Stock and other features designed to deter unfair or abusive takeover attempts, to prevent a person or group from gaining control of the Company without offering fair value to all shareholders and to deter abusive takeover tactics which are not in the best interest of shareholders.

     The Company also has change in control agreements with each of its executive officers (the "Agreements") that set forth certain benefits that the Company will provide in the event their employment is terminated subsequent to a change in control of the Company (as defined in the Agreements). The Agreements continue in effect until terminated by the Company upon specified notice and continue for three years following a change in control of the Company. The Agreements each provide that if the officer is terminated or if the officer elects to terminate employment under certain circumstances within three years following a change in control of the Company, the officer shall be entitled to a lump sum severance payment equal to (i) three times the officer's annual base salary (but not in excess of the aggregate base salary that could be earned up to the officer's normal retirement date), (ii) an amount equal to the largest bonus paid to him during the preceding three years, prorated for the current year, and (iii) the value over exercise price of unexercised stock options. In addition, the officer shall be entitled to a three-year continuation of certain employee benefits, two additional years of service credit under the Company's retirement program, and reimbursement of certain legal fees, expenses, and any applicable excise taxes.

     The Company's Indenture contains a change in control provision which provides that, upon the occurrence of a change in control in the Company, the Company will be required to purchase all of the outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The Company's Credit Agreement also has a change in control provision which provides, among other things, that if any event of default should occur after a change in control in the Company, then the Credit Agreement may terminate and any outstanding borrowings may become immediately due and payable.

                          TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is the First National Bank of Boston, Boston, Massachusetts.

                                 LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for the Company by Covington & Burling, 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20044.

                                    EXPERTS

     The consolidated financial statements of the Company and related financial statement schedule, as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated herein by reference to the Company's annual report on Form 10-K (File No. 0-18437) have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent auditors, given upon authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Sea Mar as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997, incorporated herein by reference to the Company's Current Report on Form 8-K dated March 9, 1998 (File No. 0-18437) have been so incorporated in reliance on the report of Arthur Andersen LLP, independent auditors, given upon authority of said firm as experts in auditing and accounting.

             ======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AND ANY SALE MADE HEREUNDER SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................   ii
Incorporation of Certain Documents by
  Reference...........................   ii
Disclosure Regarding Forward Looking
  Information.........................  iii
The Company...........................    1
Recent Developments...................    2
Risk Factors..........................    2
Selling Stockholders..................    7
Use of Proceeds.......................    8
Plan of Distribution..................    8
Description of Capital Stock..........    9
Transfer Agent and Registrar..........   10
Legal Matters.........................   11
Experts...............................   11


             ======================================================
             ======================================================

                                 769,231 SHARES

                                  POOL ENERGY
                                  SERVICES CO.

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS
                               -----------------
                                            , 1998

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by the Company in connection with the offering described in this Registration Statement.

SEC Registration Fee........................................  $ 5,755
Nasdaq Listing Fee..........................................   17,500
Printing expenses(*)........................................   10,000
Accounting fees and expenses(*).............................   20,000
Legal fees and expenses(*)..................................   20,000
Miscellaneous expenses(*)...................................   10,000
                                                              -------
          Total(*)..........................................  $83,255
                                                              =======

---------------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Section of the Prospectus entitled "Limitation on Liability of Directors" is incorporated herein by reference.

     Pursuant to Article 2.02-1 of the Texas Business Corporation Act, Article XIII of the bylaws of the Company authorizes the Company to indemnify any person who (1) is or was a director, officer, employee or agent of the Company or (2) while a director, officer, employee or agent of the Company, or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent that a corporation may or is required to grant indemnification to a director under the Texas Business Corporation Act. The Company may indemnify any person to such further extent as permitted by law.

ITEM 16. EXHIBITS

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
           4.1           -- Articles of Incorporation of the Company, as amended
                            (incorporated by reference to Exhibit 3.1 of the
                            Company's Quarterly Report on Form 10-Q for the period
                            ended March 31, 1996, Commission File No. 0-18437)
           4.2           -- Bylaws of the Company as currently in effect
                            (incorporated by reference to Exhibit 3.2.1 of the
                            Company's Quarterly Report on Form 10-Q for the period
                            ended September 30, 1994, Commission File No. 0-18437)
           4.3           -- Rights Agreement dated as of June 7, 1994 between Pool
                            Energy Services Co. and The First National Bank of
                            Boston, as Rights Agent, which includes as Exhibit A the
                            form of Rights Certificate and as Exhibit B the form of
                            Summary of Rights to Purchase Shares (incorporated by
                            reference to Exhibit 1 to the Company's Current Report on
                            Form 8-K dated June 7, 1995, Commission File No. 0-18473)
           5.1(*)        -- Opinion of Covington & Burling
          23.1(*)        -- Consent of Deloitte & Touche LLP
          23.2(*)        -- Consent of Arthur Andersen LLP
          23.3           -- Consent of Covington & Burling (contained in their
                            opinion filed as Exhibit 5.1)
          24.1(*)        -- Powers of Attorney

---------------


(*) Previously filed

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 20, 1998.


                                            POOL ENERGY SERVICES CO.

                                            By:     /s/ J.T. JONGEBLOED
                                              ----------------------------------
                                                       J.T. Jongebloed
                                                     Chairman, President
                                                 and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 20th day of May 1998 by the following persons in the capacities indicated.


                      SIGNATURE                                            TITLE
                      ---------                                            -----

                 /s/ J.T. JONGEBLOED                   Chairman, President and Chief Executive
-----------------------------------------------------    Officer
                   J.T. Jongebloed

                  /s/ E.J. SPILLARD                    Senior Vice President, Finance (principal
-----------------------------------------------------    financial officer)
                    E.J. Spillard

                   /s/ B.G. GORDON                     Controller (principal accounting officer)
-----------------------------------------------------
                     B.G. Gordon

               /s/ WILLIAM H. MOBLEY*                  Director
-----------------------------------------------------
                  William H. Mobley

               /s/ JOSEPH R. MUSOLINO*                 Director
-----------------------------------------------------
                 Joseph R. Musolino

                 /s/ JAMES L. PAYNE*                   Director
-----------------------------------------------------
                   James L. Payne

                /s/ DONALD D. SYKORA*                  Director
-----------------------------------------------------
                  Donald D. Sykora

*By:     /s/ J.T. JONGEBLOED
     -------------------------------
             J.T. Jongebloed
            Attorney-in-Fact

                                 EXHIBIT INDEX

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------

           4.1           -- Articles of Incorporation of the Company, as amended
                            (incorporated by reference to Exhibit 3.1 of the
                            Company's Quarterly Report on Form 10-Q for the period
                            ended March 31, 1996, Commission File No. 0-18437)
           4.2           -- Bylaws of the Company as currently in effect
                            (incorporated by reference to Exhibit 3.2.1 of the
                            Company's Quarterly Report on Form 10-Q for the period
                            ended September 30, 1994, Commission File No. 0-18437)
           4.3           -- Rights Agreement dated as of June 7, 1994 between Pool
                            Energy Services Co. and The First National Bank of
                            Boston, as Rights Agent, which includes as Exhibit A the
                            form of Rights Certificate and as Exhibit B the form of
                            Summary of Rights to Purchase Shares (incorporated by
                            reference to Exhibit 1 to the Company's Current Report on
                            Form 8-K dated June 7, 1995, Commission File No. 0-18473)
           5.1(*)        -- Opinion of Covington & Burling
          23.1(*)        -- Consent of Deloitte & Touche LLP
          23.2(*)        -- Consent of Arthur Andersen LLP
          23.3           -- Consent of Covington & Burling (contained in their
                            opinion filed as Exhibit 5.1)
          24.1(*)        -- Powers of Attorney

---------------


(*) Previously filed